Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS
Iowa City, Iowa, October 25, 2012 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG), today reported results for its three and nine months ended September 30, 2012. Net income for the third quarter of 2012 rose to $4.5 million, compared with $3.8 million for the same period last year. Net income available to common shareholders for the third quarter of 2012 rose to $4.5 million, or $0.52 per diluted share, compared with net income available to common shareholders of $3.6 million, or $0.42 per diluted share, for the third quarter of 2011.
Net income for the third quarter of 2012 was higher than the same period in 2011 primarily due to:

•	a 10.6% increase in net interest income; and

•	a 23.3% decrease in the provision for loan losses; partially offset by

•	a decrease of 8.5% in noninterest income.
Net income for the first nine months of 2012 was $12.4 million, a $2.4 million, or 24.4%, increase compared to $10.0 million of net income for the same period of 2011. Earnings per diluted share of $1.45 and $1.08 for the comparative year-to-date periods are based on net income available to common shareholders of $12.4 million and $9.3 million, respectively. The increase in net income was primarily the result of higher net interest income after provision for loan loss expense and increased noninterest income, mainly due to the gain on the sale of the Company's Home Mortgage Center location realized in the second quarter of 2012. These increases were partially offset by a $6.1 million loss on the termination of the Company's pension plan, which was also recognized in the second quarter of 2012. After excluding the $4.0 million gain on the sale of the Home Mortgage Center and the $6.1 million loss on the termination of the pension, adjusted diluted earnings per share for the first nine months of 2012 were $1.60.
"This was another strong quarter of earnings at MidWestOne," stated President and Chief Executive Officer Charles N. Funk.  "We continue to benefit from moderate loan growth, improved loan pool performance and adequate expense control.   We are also benefiting from improved performance in our noninterest income areas year-to-date, primarily at the Home Mortgage Center, our Trust Department and Investment Services Department.  We believe we are on track to set another company record in terms of annual earnings per share for 2012."
Results of Operations
Net interest income for the third quarter of 2012 improved $1.3 million, or 10.6%, from $12.4 million for the third quarter of 2011, to $13.7 million. Income from loan pool participations was $0.9 million for the third quarter of 2012, an increase of $0.6 million compared to the same period a year ago, on a much lower level of investment in 2012, as the Company continues to exit this line of business as balances pay down. Despite increases in loan balances, loan interest income decreased $0.4 million, or 2.8%, to $12.8 million for the third quarter of 2012, compared to $13.1 million for the same period of 2011, due to lower rates. Income from investment securities increased $0.1 million, or 3.6%, to $3.9 million for the third quarter of 2012 compared to the third quarter of 2011. Interest expense decreased $0.9 million, or 20.1%, to $3.9 million for the third quarter of 2012, compared to $4.8 million for the same period of 2011, primarily due to lower expense on deposit accounts resulting from lower interest rates.
Net interest income for the first nine months of 2012 increased $4.0 million to $40.2 million compared with the nine months ended September 30, 2011. Comparing the first nine months of 2012 to the same period of 2011, income from loan pool participations increased $0.6 million, or 58.1%, to $1.7 million, while loan interest income decreased $0.3 million, or 0.7%, to $38.6 million. Interest expense decreased $3.1 million, or 20.1%, to $12.2 million for the nine months ended September 30, 2012, compared with $15.3 million for the same period last year.
The net interest margin for the third quarter of 2012, calculated on a fully tax-equivalent basis, was 3.57% or 22 basis points higher than the 3.35% net interest margin for the third quarter of 2011. The increase was due primarily to the average rate paid on interest-bearing liabilities decreasing more significantly than the average yield earned on interest-earning assets. The Company posted a net interest margin of 3.51% for the first nine months of 2012, up 18 basis points from 3.33% for the same period of 2011, for predominantly the same reason.
The provision for loan losses for the third quarter of 2012 was $0.6 million, a decrease of $0.2 million, or 23.3%, from $0.8 million in the third quarter of 2011. The year-to-date 2012 provision for loan losses was $1.7 million, compared with $2.6 million for the same period last year. The decreased provision reflects the continued improvement in the Company's loan portfolio credit quality indicators and management's belief that the regional economy has generally stablized.
Noninterest income for the third quarter of 2012 decreased to $3.6 million, down $0.3 million, or 8.5%, from $3.9 million in the third quarter of 2011. The decline was primarily due to a $0.3 million decrease in other service charges, commissions and fees resulting from the $0.3 million writedown of other real estate owned properties, and minimal net gains on the sale of available for sale securities for the third quarter of 2012, compared with $0.3 million of gains on securities in the third quarter of 2011. These decreases were partially offset by an increase in mortgage origination and loan servicing fees of $0.4 million, or 73.1%, to $0.9 million for the third quarter of 2012, compared to $0.5 million for the same quarter of 2011. The increase was due to a higher volume of loans originated and sold on the secondary market. In addition, trust, investment, and insurance fees increased $0.1 million, or 11.6%, to $1.3 million during the third quarter of 2012, compared with $1.2 million in the third quarter of 2011.
For the first nine months of 2012, noninterest income rose to $16.0 million, an increase of $4.9 million, or 44.1%, from $11.1 million during the same period of 2011. The primary reason for this increase was the $4.0 million gain on the sale of the Home Mortgage Center location realized during the second quarter of 2012. Absent this gain, the increase in noninterest income for the period was $0.8 million, or 7.6%. Net gains on the sale of available for sale securities for the first nine months of 2012 also increased to $0.7 million, from $0.4 million for the same period of 2011. Additionally, mortgage origination and loan servicing fees increased by $0.7 million, or 40.4%, to $2.5 million for the first three quarters of 2012, compared to $1.8 million for the same period last year. These increases were partially offset by decreased service charges and fees on deposit accounts to $2.4 million for the nine months ended September 30, 2012, a decline of $0.4 million, or 12.8%, from $2.8 million for the same period of 2011. This decline was primarily attributable to lower NSF fees being received between the comparable periods.
Third quarter 2012 noninterest expense was $10.7 million, an increase of $0.4 million, or 3.9%, from $10.3 million for the third quarter of 2011. Salaries and employee benefits increased $0.5 million, or 8.8%, primarily due to annual salary increases for employees that were effective at the beginning of 2012 and increased benefit costs. Partially offsetting this increase was a decrease in professional fees to $0.6 million for the third quarter of 2012 from $0.8 million for the third quarter of 2011.
Noninterest expense increased to $38.1 million for the first nine months of 2012 from $31.2 million for the same period in 2011, mainly due to a $6.1 million loss related to the termination and liquidation of the Company's defined benefit pension plan in the second quarter of 2012, recorded in salaries and employee benefits expense. Absent that event, noninterest expense for the period increased $0.8 million, or 2.5%. After adjusting out the pension loss, salaries and employee benefits increased $0.8 million, or 4.4%, primarily due to annual salary and benefit rate increases for employees that were effective at the beginning of 2012. Other operating expense increased $0.4 million, or 10.5%, to $4.3 million for the first three quarters of 2012 compared with $3.9 million for the same period of 2011. The increase was primarily attributable to higher loan collection and advertising expenses.
Income tax expense was $1.6 million for the third quarter of 2012 compared with $1.4 million for the same period in 2011, and was $3.9 million for the nine months ended September 30, 2012, compared to $3.6 million for the same period in 2011. The expense variations for both the three- and nine-month periods were primarily due to changes in the levels of taxable income, increased investment in tax-free municipal securities, and realization of a tax benefit from the partial release of a valuation allowance on capital losses during the second quarter of 2012.
Balance Sheet and Asset Quality
Total assets rose to $1.72 billion at September 30, 2012, from $1.70 billion at December 31, 2011, resulting primarily from increased loans and cash and cash equivalents, and partially offset by a decrease in loan pool participations and deferred income taxes. The asset growth was funded by an increase in deposit balances and repurchase agreements, partially offset by a decrease in Federal Home Loan Bank (FHLB) borrowings and Federal Funds purchased. Total deposits at September 30, 2012, rose to $1.33 billion, an increase of $22.0 million, or 1.7%, from December 31, 2011, and repurchase agreements increased $14.1 million to $62.4 million at September 30, 2012, from $48.3 million at December 31, 2011. Deposit growth was primarily concentrated in public funds due to seasonal increases, and individual, partnership and non-profit accounts.
Total bank loans (excluding loan pool participations and loans held for sale) increased $25.1 million to $1.01 billion at September 30, 2012, compared with $986.2 million as of December 31, 2011. This increase was primarily due to increases in one- to four- family first liens, other commercial real estate, and construction and development loans. These increases were partially offset by decreases in one- to four- family junior liens, agriculture, and commercial and industrial loans. At the end of the third quarter of 2012, the largest category of bank loans was commercial real estate, comprising 42% of the portfolio, of which 8% was construction and development, 7% was farmland, and 4% was multifamily residential mortgages. Residential real estate loans was the next largest category at 25%, followed by commercial and industrial loans at 23%, agricultural loans at 8%, and consumer loans at 2%.
Nonperforming bank loans decreased from $18.1 million, or 1.84% of total bank loans at December 31, 2011, to $11.6 million, or 1.14% of total bank loans at September 30, 2012. At September 30, 2012, nonperforming loans consisted of $3.2 million in nonaccrual loans, $7.3 million in troubled debt restructures and $1.0 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $10.9 million, troubled debt restructures of $6.1 million, and loans past due 90 days or more and still accruing of $1.1 million at December 31, 2011. The decrease in nonperforming loans is primarily due to the payoff of two agricultural credits totaling $1.8 million, the pay-down of a development loan of $1.1 million, and the reduction of 21 residential real estate loans totaling $1.5 million, all of which had been on nonaccrual. The change in troubled debt restructure is attributable to the movement of a $1.0 million commercial real estate credit out of troubled debt restructure due to continued performance, combined with a $2.5 million nonaccrual farmland credit being reclassified as a troubled debt restructure due to a court ordered interest rate reduction in connection with a Chapter 12 bankruptcy. Bank loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) were $5.3 million at September 30, 2012, compared with $7.0 million at December 31, 2011. At September 30, 2012, other real estate owned (not included in nonperforming loans) was $3.1 million, down from $4.0 million at December 31, 2011. During 2012 the Company added 24 properties to other real estate owned, while at the same time selling 24 properties, excluding lot sales from existing development properties. As of September 30, 2012, the allowance for bank loan losses was $15.8 million, or 1.57% of total bank loans, compared with $15.7 million, or 1.59% of total bank loans, at December 31, 2011. The allowance for loan losses represented 136.98% of nonperforming loans at September 30, 2012, compared with 86.58% of nonperforming loans at December 31, 2011. The bank had net bank loan charge-offs of $1.6 million in the first nine months of 2012, or an annualized 0.21% of average bank loans outstanding, compared to $2.1 million and 0.29% for the same period of 2011.
"Our staff is doing an excellent job of improving our already strong asset quality metrics.  Throughout the financial crisis, our net charge-off rates have been modest and this quarter's 0.21% annualized rate of total loans is no exception," stated Mr. Funk. "Our non-performing loan ratio of 1.14% and solid loan loss reserve to total loans ratio of 1.57% at the end of the third quarter are both good indicators of our strong asset quality.  There is no question that we are fortunate to do business in the State of Iowa, which has fared much better than the national economy."
Loan pool participations (participation interests in performing, sub-performing and nonperforming loans that have been purchased from various nonaffiliated banking organizations) were $40.0 million at September 30, 2012, down from $52.2 million at December 31, 2011, and $55.6 million at the end of the third quarter last year. The Company entered into this business upon consummation of its merger with the Former MidWestOne in March 2008. As previously announced, the Company has decided to exit this line of business as current balances pay down.
The Company has minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The net “all-in” yield (after all expenses) on loan pool participations was 8.31% for the third quarter of 2012, up from 2.14% for the third quarter of 2011. Yields were 5.02% and 2.38% for the first nine months of 2012 and 2011, respectively. The net yield was higher in both the third quarter and first nine months of 2012 due to the sale of several foreclosed real estate properties in the portfolio at a value greater than their net book value. Including loan pool participations, the loan to deposit ratio was 79.1% as of September 30, 2012, compared with 79.5% as of December 31, 2011.
Investment securities totaled $535.8 million at September 30, 2012, or 31.1% of total assets, virtually unchanged from $536.1 million, or 31.6% of total assets, as of December 31, 2011. Runoff of available for sale securities was replaced in the held to maturity classification in anticipation of the impact of Basel III capital requirements on overall financial statement volatility. A total of $509.9 million of the investment securities were classified as available for sale. As of September 30, 2012, the portfolio consisted mainly of U.S. government agencies (9.9%), mortgage-backed securities (43.1%), and obligations of states and political subdivisions (44.0%).

Capital Adequacy
Total shareholders' equity was $171.5 million as of September 30, 2012. The total shareholders' equity to total assets ratio was 9.96% at September 30, 2012, up from 9.23% at December 31, 2011. The tangible common equity to tangible assets ratio was 9.45% at September 30, 2012, compared with 8.68% at December 31, 2011. Tangible book value per share was $19.07 at September 30, 2012, up from $17.15 per share at December 31, 2011. This increase was primarily attributable to net income of $12.4 million for the first nine months of 2012.
Mr. Funk concluded, "Maintaining a strong balance sheet is one of our strategic priorities, and I think we continue to fare well in this regard.  We are also pleased with the growth in tangible book value to $19.07 per common share at quarter-end from $18.50 at June 30, 2012. With tangible common equity at 9.45% of tangible assets and a strong balance sheet, we believe we have ample flexibility as we look to the future. While we are very concerned about the effects of Basel III on community banking in general, we do not believe that the implementation of the proposals in their current form would adversely affect MidWestOne in a material way."
Quarterly Cash Dividend Declared
On October 16, 2012, the Company's board of directors declared a fourth quarter cash dividend of $0.095 per common share, which is the same as that paid in the third quarter, and an 11.8% increase from the dividend paid in the first two quarters of 2012. The dividend is payable December 17, 2012, to shareholders of record at the close of business on December 1, 2012. At this quarterly rate, the indicated annual cash dividend is equal to $0.38 per common share.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, October 26, 2012. To participate, dial 877-317-6789 at least fifteen minutes before the call's start time. If you are unable to participate on the call, a replay will be available until November 26, 2012 on the Company's web site: www.midwestone.com. A transcript of the call will also be available on the web site within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiary MidWestOne Bank, is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Iowa City, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our authorized representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe”, “expect”, “anticipate”, “should”, “could”, “would”, “plans”, “intend”, “project”, “estimate”, “forecast, “may” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) our management's ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as rules recently proposed by the Federal bank regulatory agencies concerning certain increased capital requirements), and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) volatility of rate-sensitive deposits; (14) operational risks, including data processing system failures or fraud; (15) asset/liability matching risks and liquidity risks; (16) the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and (20) other risk factors detailed from time to time in SEC filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company's operating performance and financial condition, including net interest margin, the Tier 1 capital to average assets ratio, the tangible common equity to tangible assets ratio, return on average common equity and various performance metrics excluding one-time events. Management believes this data provide investors with information regarding the Company's balance sheet, profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2012	2012	2012	2011	2011
Tangible Common Equity
Total shareholders' equity	$171,524	$166,701	$159,270	$156,494	$156,697
Less: Preferred equity	—	—	—	—	—
Intangible assets, net	(9,663)	(9,858)	(10,053)	(10,247)	(10,571)
Tangible common equity	$161,861	$156,843	$149,217	$146,247	$146,126
Tangible Assets
Total assets	$1,721,630	$1,707,394	$1,725,844	$1,695,244	$1,632,559
Less: Intangible assets, net	(9,663)	(9,858)	(10,053)	(10,247)	(10,571)
Tangible assets	$1,711,967	$1,697,536	$1,715,791	$1,684,997	$1,621,988
Tangible common equity/tangible assets	9.45%	9.24%	8.70%	8.68%	9.01%
Tier 1 Capital
Total shareholders' equity	$171,524	$166,701	$159,270	$156,494	$156,697
Plus: Long term debt (qualifying restricted core capital)	15,464	15,464	15,464	15,464	15,464
Net unrealized (gains) losses on securities available for sale	(9,183)	(8,278)	(3,831)	(3,328)	(5,782)
Less: Disallowed intangibles	(9,807)	(9,997)	(10,185)	(10,374)	(10,687)
Tier 1 Capital	$167,998	$163,890	$160,718	$158,256	$155,692
Average Assets
Quarterly average assets	$1,692,759	$1,710,142	$1,680,189	$1,658,738	$1,627,484
Less: Disallowed intangibles	(9,807)	(9,997)	(10,185)	(10,374)	(10,687)
Average Assets	$1,682,952	$1,700,145	$1,670,004	$1,648,364	$1,616,797
Tier 1 capital/average assets	9.98%	9.64%	9.62%	9.60%	9.63%

	Three Months Ended September 30,	Nine Months Ended September 30,	Year Ended December 31,	Three Months Ended September 30,	Nine Months Ended September 30,
(dollars in thousands)	2012	2012	2011	2011	2011
Net income available to common shareholders	$4,450	$12,394	$12,672	$3,628	$9,321
Plus: Intangible amortization, net of tax(1)	129	385	591	147	443
Adjusted net income available to common shareholders	$4,579	$12,779	$13,263	$3,775	$9,764
Plus: Loss on termination of pension	—	6,088	—	—	—
Less: Gain on sale of Home Mortgage Center	—	(4,047)	—	—	—
Net tax effect on above items(2)	—	(755)	—	—	—
Adjusted net income available to common shareholders, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center	$4,579	$14,065	$13,263	$3,775	$9,764
Average tangible common equity
Average total shareholders' equity	$169,022	$163,016	$158,146	$154,014	$158,826
Less: Average preferred stock	—	—	(8,032)	(814)	(10,739)
Average intangible assets, net	(9,742)	(9,900)	(10,613)	(10,762)	(10,945)
Average tangible common equity	$159,280	$153,116	$139,501	$142,438	$137,142
Return on average tangible common equity (annualized)	11.44%	11.15%	9.51%	10.51%	9.51%
Return on average tangible common equity, exclusive of pension termination expense and gain on sale of Home Mortgage Center (annualized)	11.44%	12.27%	9.51%	10.51%	9.51%
(1) Computed assuming a federal income tax rate of 34%
(2) Computed assuming a combined state and federal tax rate of 37%

	Three Months Ended September 30,	Nine Months Ended September 30,	Year Ended December 31,	Three Months Ended September 30,	Nine Months Ended September 30,
(dollars in thousands, except earnings per share)	2012	2012	2011	2011	2011
Net Interest Margin Tax Equivalent Adjustment
Net interest income	$13,719	$40,193	$48,798	$12,402	$36,231
Plus tax equivalent adjustment:(1)
Loans	210	615	473	135	301
Securities	582	1,707	1,990	476	1,442
Tax equivalent net interest income (1)	$14,511	$42,515	$51,261	$13,013	$37,974
Average interest earning assets	$1,619,260	$1,615,419	$1,536,596	$1,538,365	$1,523,687
Net interest margin	3.57%	3.51%	3.34%	3.35%	3.33%
(1) Computed assuming a federal income tax rate of 34%
Net income	$4,450	$12,394	$13,317	$3,838	$9,966
Net income available to common shareholders	$4,450	$12,394	$12,672	$3,628	$9,321
Plus: Loss on termination of pension	—	6,088	—	—	—
Less: Gain on sale of Home Mortgage Center	—	(4,047)	—	—	—
Net tax effect of above items(2)	—	(755)	—	—	—
Net income, exclusive of pension termination expense and gain on sale of Home Mortgage Center	$4,450	$13,680	$13,317	$3,838	$9,966
Net income available to common shareholders, exclusive of pension termination expense and gain on sale of Home Mortgage Center	$4,450	$13,680	$12,672	$3,628	$9,321
Return on average assets (annualized)	1.04%	0.97%	0.82%	0.94%	0.83%
Return on average assets, exclusive of pension termination expense and gain on sale of Home Mortgage Center (annualized)	1.04%	1.07%	0.82%	0.94%	0.83%
Return on average equity (annualized)	10.47%	10.16%	8.42%	9.89%	8.39%
Return on average equity, exclusive of pension termination expense and gain on sale of Home Mortgage Center (annualized)	10.47%	11.21%	8.42%	9.89%	8.39%
Earnings per common share-diluted	$0.52	$1.45	$1.47	$0.42	$1.08
Earnings per common share-diluted, exclusive of pension termination expense and gain on sale of Home Mortgage Center	0.52	1.60	1.47	0.42	1.08
(1) Computed assuming a federal income tax rate of 34%
(2) Computed assuming a combined state and federal tax rate of 37%

	Three Months Ended September 30,	Nine Months Ended September 30,	Year Ended December 31,	Three Months Ended September 30,	Nine Months Ended September 30,
(dollars in thousands)	2012	2012	2011	2011	2011
Operating Expense
Total noninterest expense	10,713	38,096	42,235	10,311	31,240
Less: Amortization of intangibles and goodwill impairment	(195)	(584)	(896)	(223)	(671)
Operating expense	$10,518	$37,512	$41,339	$10,088	$30,569
Less: Loss on termination of pension	—	(6,088)	—	—	—
Operating expense, exclusive of pension termination expense	$10,518	$31,424	$41,339	$10,088	$30,569
Operating Revenue
Tax equivalent net interest income (1)	$14,511	$42,515	$51,261	$13,013	$37,974
Plus: Noninterest income	3,595	15,963	14,716	3,931	11,077
Less: Gain on sale or call of available for sale securities	8	741	490	345	430
Gain (loss) on sale of premises and equipment	—	4,205	(195)	48	(195)
Operating revenue	$18,098	$53,532	$65,682	$16,551	$48,816
Efficiency ratio	58.12%	70.07%	62.94%	60.95%	62.62%
Efficiency ratio, exclusive of pension termination expense	58.12%	58.70%	62.94%	60.95%	62.62%
(1) Computed assuming a federal income tax rate of 34%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$27,074	$28,155
Interest-bearing deposits in banks	23,172	4,468
Cash and cash equivalents	50,246	32,623
Investment securities:
Available for sale	509,906	534,080
Held to maturity (fair value of $26,168 as of September 30, 2012 and $2,042 as of December 31, 2011)	25,912	2,036
Loans held for sale	1,656	1,955
Loans	1,011,264	986,173
Allowance for loan losses	(15,827)	(15,676)
Net loans	995,437	970,497
Loan pool participations, net	37,902	50,052
Premises and equipment, net	25,513	26,260
Accrued interest receivable	11,192	10,422
Intangible assets, net	9,663	10,247
Bank-owned life insurance	28,400	27,723
Other real estate owned	3,117	4,033
Assets held for sale	764	—
Deferred income taxes	—	3,654
Other assets	21,922	21,662
Total assets	$1,721,630	$1,695,244
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$171,023	$161,287
Interest-bearing checking	519,790	499,905
Savings	85,800	71,823
Certificates of deposit under $100,000	320,135	346,858
Certificates of deposit $100,000 and over	231,895	226,769
Total deposits	1,328,643	1,306,642
Federal funds purchased	—	8,920
Securities sold under agreements to repurchase	62,440	48,287
Federal Home Loan Bank borrowings	130,094	140,014
Deferred compensation liability	3,575	3,643
Long-term debt	15,464	15,464
Accrued interest payable	1,644	1,530
Deferred income taxes	370	—
Other liabilities	7,876	14,250
Total liabilities	1,550,106	1,538,750
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at September 30, 2012 and December 31, 2011	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at September 30, 2012 and December 31, 2011; issued 8,690,398 shares at September 30, 2012 and December 31, 2011; outstanding 8,487,518 shares at September 30, 2012 and 8,529,530 shares at December 31, 2011	8,690	8,690
Additional paid-in capital	80,310	80,333
Treasury stock at cost, 202,880 shares as of September 30, 2012 and 160,868 shares at December 31, 2011	(3,102)	(2,312)
Retained earnings	76,443	66,299
Accumulated other comprehensive income	9,183	3,484
Total shareholders' equity	171,524	156,494
Total liabilities and shareholders' equity	$1,721,630	$1,695,244

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Interest income:
Interest and fees on loans	$12,760	$13,128	$38,639	$38,904
Interest and discount on loan pool participations	886	311	1,741	1,101
Interest on bank deposits	7	9	29	25
Interest on federal funds sold	—	—	1	1
Interest on investment securities:
Taxable securities	2,654	2,703	8,224	8,257
Tax-exempt securities	1,279	1,092	3,744	3,199
Total interest income	17,586	17,243	52,378	51,487
Interest expense:
Interest on deposits:
Interest-bearing checking	691	954	2,281	2,956
Savings	36	47	105	164
Certificates of deposit under $100,000	1,433	1,903	4,519	6,210
Certificates of deposit $100,000 and over	715	827	2,242	2,514
Total interest expense on deposits	2,875	3,731	9,147	11,844
Interest on federal funds purchased	6	2	11	5
Interest on securities sold under agreements to repurchase	43	65	145	206
Interest on Federal Home Loan Bank borrowings	767	869	2,353	2,682
Interest on notes payable	8	9	26	29
Interest on long-term debt	168	165	503	490
Total interest expense	3,867	4,841	12,185	15,256
Net interest income	13,719	12,402	40,193	36,231
Provision for loan losses	575	750	1,729	2,550
Net interest income after provision for loan losses	13,144	11,652	38,464	33,681
Noninterest income:
Trust, investment, and insurance fees	1,294	1,159	3,767	3,588
Service charges and fees on deposit accounts	846	973	2,424	2,779
Mortgage origination and loan servicing fees	919	531	2,514	1,790
Other service charges, commissions and fees	303	648	1,636	2,004
Bank-owned life insurance income	225	227	676	681
Gain on sale or call of available for sale securities	8	345	741	430
Gain (loss) on sale of premises and equipment	—	48	4,205	(195)
Total noninterest income	3,595	3,931	15,963	11,077
Noninterest expense:
Salaries and employee benefits	6,207	5,703	24,167	17,312
Net occupancy and equipment expense	1,537	1,537	4,741	4,652
Professional fees	612	799	2,137	2,164
Data processing expense	443	406	1,258	1,282
FDIC insurance expense	326	331	929	1,284
Amortization of intangible assets	195	223	584	671
Other operating expense	1,393	1,312	4,280	3,875
Total noninterest expense	10,713	10,311	38,096	31,240
Income before income tax expense	6,026	5,272	16,331	13,518
Income tax expense	1,576	1,434	3,937	3,552
Net income	$4,450	$3,838	$12,394	$9,966
Less: Preferred stock dividends and discount accretion	$—	$210	$—	$645
Net income available to common shareholders	$4,450	$3,628	$12,394	$9,321

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
(unaudited, dollars in thousands, except per share amounts)
Per share data:
Book value per share	$20.21	$19.67	$18.82	$18.35	$18.26
Tangible book value per share	19.07	18.50	17.63	17.15	17.04
Financial Ratios:
Tangible common equity/tangible assets	9.45%	9.24%	8.70%	8.68%	9.01%
Total shareholders' equity/total assets	9.96%	9.76%	9.23%	9.23%	9.60%
Tier 1 capital/average assets	9.98%	9.64%	9.62%	9.60%	9.63%
Total bank loans/total deposits	76.11%	75.41%	72.97%	75.47%	75.45%
Total loans + loan pool participations/total deposits	79.13%	78.75%	76.54%	79.47%	79.84%
Asset Quality
Gross bank loans	$1,011,264	$996,422	$981,146	$986,173	$955,755
Allowance for bank loan losses	15,827	15,737	15,679	15,676	15,663
Net charge-offs (YTD)	1,578	1,093	576	2,841	2,054
Bank loans past due 30 - 89 days	5,342	7,549	7,940	7,001	6,968
Other real estate owned	3,117	3,869	3,773	4,033	3,916
Non-performing bank loans
Non-accrual loans	$3,196	$4,480	$6,331	$10,917	$12,497
Restructured loans	7,329	7,349	7,634	6,135	6,352
Loans 90+ days past due	1,029	347	540	1,054	803
Total non-performing bank loans	11,554	12,176	14,505	18,106	19,652

Gross loan pool participations	$40,036	$44,180	$48,042	$52,186	$55,592
Allowance for loan pool participation losses	2,134	2,134	2,134	2,134	2,134
Net bank loan charge-offs/average bank loans (YTD - annualized)	0.21%	0.22%	0.24%	0.30%	0.29%
Nonperforming bank loans/total bank loans	1.14%	1.22%	1.48%	1.84%	2.06%
Nonperforming bank loans + other real estate/total assets	0.85%	0.94%	1.06%	1.31%	1.44%
Allowance for bank loan losses/total bank loans	1.57%	1.58%	1.60%	1.59%	1.64%
Allowance for loan pool participation losses/total loan pool participations	5.33%	4.83%	4.44%	4.09%	3.84%
Allowance for bank loan losses/nonperforming bank loans	136.98%	129.25%	108.09%	86.58%	79.70%

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2012	2011	2011
Per share data:
Ending number of shares outstanding	8,487,518	8,583,337	8,487,518	8,583,337	8,529,530
Average number of shares outstanding	8,483,918	8,610,837	8,484,404	8,620,083	8,604,872
Diluted average number of shares	8,534,908	8,640,231	8,526,161	8,646,816	8,632,856
Earnings per common share - basic	$0.52	$0.42	$1.46	$1.08	$1.47
Earnings per common share - diluted	0.52	0.42	1.45	1.08	1.47
Dividends paid per common share	0.10	0.06	0.27	0.16	0.22
Performance Ratios:
Return on average assets	1.04%	0.94%	0.97%	0.83%	0.82%
Return on average shareholders' equity	10.47%	9.89%	10.16%	8.39%	8.42%
Return on average tangible common equity	11.44%	10.52%	11.15%	9.52%	9.51%
Net interest margin (Fully Tax Equivalent)	3.57%	3.35%	3.51%	3.33%	3.34%
Efficiency Ratio*	58.12%	60.95%	70.07%	62.62%	62.94%
Average Balances:
Total bank loans	$1,009,332	$958,894	$993,582	$945,928	$953,392
Total loan pool participations	42,404	57,601	46,302	61,913	59,972
Interest-earning assets	1,619,260	1,538,365	1,615,419	1,523,687	1,536,596
Total assets	1,705,300	1,627,484	1,706,342	1,614,841	1,628,253
Interest-bearing deposits	1,143,310	1,108,276	1,155,214	1,106,207	1,113,672
Interest-bearing liabilities	1,353,135	1,316,245	1,361,278	1,300,257	1,309,588
Shareholders' common equity	169,022	153,200	163,016	148,087	150,114
Total equity	169,022	154,014	163,016	158,826	158,146

* - Noninterest expense minus amortization of intangibles, divided by the sum of tax-equivalent net interest income plus noninterest income minus gain/loss or impairment on securities and premises and equipment.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
Adjusted for Loss on Termination of Pension and Gain on Sale of Home Mortgage Center

Nine Months Ended
September 30, 2012

Return on average assets (annualized)	1.07%
Return on average equity (annualized)	11.21%
Return on average tangible common equity (annualized)	12.27%
Efficiency ratio	58.70%
Earnings per common share-diluted	$1.60